EXHIBIT 15

To the Directors and Shareholders of Morgan Stanley Dean Witter & Co.:

We have made a review, in accordance with standards established by the American Institute of Certified Public Accountants, of the unaudited interim condensed consolidated financial information of Morgan Stanley Dean Witter & Co. and subsidiaries as of (1) February 29, 2000 and for the three-month periods ended February 29, 2000 and February 28, 1999, as indicated in our report dated April 10, 2000, and (2) May 31, 2000 and for the three- and six-month periods ended May 31, 2000 and 1999, as indicated in our report dated July 10, 2000; because we did not perform an audit, we expressed no opinion on that information.

We are aware that our reports, which are included in your Quarterly Reports on Form 10-Q for the quarters ended February 29, 2000 and May 31, 2000, are incorporated by reference in this Registration Statement on Form S-3 of $20,000,000,000 of debt securities, units, warrants, purchase contracts, depositary shares and preferred stock.

We are also aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.



New York, New York
October 6, 2000